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                                                                    Exhibit 99.3
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         KNOLL, INC. ENTERS INTO MERGER AGREEMENT FOR OUTSTANDING PUBLIC
                           SHARES AT $28.00 PER SHARE



EAST GREENVILLE, PA, June 21, 1999 -- Knoll, Inc. (NYSE: KNL) announced today that it has entered into a merger agreement for the acquisition by Warburg, Pincus Ventures, L.P. and members of Knoll's management of all shares of Knoll's common stock not owned by them. The merger agreement provides that a newly formed entity would merge with and into Knoll, and the public shareholders of Knoll would receive $28.00 per share in cash for the approximately 17.7 million shares owned by them, representing approximately 40% of the shares outstanding.

The merger agreement was approved and adopted by the board of directors of the company following the unanimous recommendation by a special committee of independent directors. Lazard Freres & Co. LLC is acting as financial advisor to the special committee and has rendered its opinion to the special committee that, as of the date of such opinion, the merger consideration is fair from a financial point of view to the public shareholders.

The merger is subject to, among other things, (i) approval at the company's 1999 annual meeting by at least a majority of the outstanding Knoll common stock,
(ii) receipt of financing for the transaction as provided in the merger agreement, (iii) settlement of shareholder class action lawsuits that have been filed relating to the transaction and (iv) receipt of consents to the merger from the holders of a majority of Knoll's outstanding senior subordinated notes. Knoll has received a commitment from Bank of America Corporation, The Chase Manhattan Corp. and Merrill Lynch & Co. to provide, subject to certain conditions, the financing necessary to complete the merger. The merger is expected to be completed in the third quarter of 1999.

The company also announced that it has entered into a memorandum of understanding with counsel to the plaintiffs in the shareholder lawsuits arising from the merger. The memorandum of understanding provides for the settlement of such lawsuits based on the payment of a per share merger consideration of $28.00 and is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the merger.

Founded in 1938, Knoll is a global office furnishings manufacturer committed to design excellence. The company's corporate headquarters is located in East Greenville, PA.

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